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EXHIBIT 99.1

NEWS

[QWEST LOGO]

QWEST COMMUNICATIONS REPORTS FIRST QUARTER EARNINGS,
OPERATIONAL HIGHLIGHTS, AND ADDITIONAL RESULTS OF FINANCIAL
RESTATEMENT AND AUDIT REVIEW

  •
  First Quarter Diluted EPS of $0.09

  •
  Total Principal Amount of Short- and Long-Term Borrowings Decreases $333 Million In the First Quarter, and Approximately $500 Million Year-To-Date (See "Debt Update" For Details)

  •
  Cash and Cash Equivalents Increase Approximately $100 Million to $2.4 Billion

  •
  530,000 Access Lines Signed Up For Long-Distance Service Following 271 Approvals In Nine States

  •
  Retail Consumer Access Line Losses Improve for Third Consecutive Quarter

Investors: All financial information contained herein is unaudited. The company has included the estimated impact of its current restatement analysis updated in this release to all reported results. Qwest can give no assurance that the aggregate adjustments to the financial information contained herein are final or that all adjustments necessary to present its financial statements in accordance with generally accepted accounting principles (GAAP) have been identified. Financial results for 2002 and 2003 related to continuing operations exclude QwestDex, as it is presented as a discontinued operation. Please see attached statement of operations (Attachment A) and selected consolidated data (Attachment B) for important information.

DENVER, May 29, 2003 — Qwest Communications International Inc. (NYSE: Q) today announced its earnings and operational highlights for the first quarter of 2003. The company announced first quarter net income of $150 million or $0.09 per diluted share.

        "We continue to see signs of improvement in our core businesses," said Richard C. Notebaert, Qwest chairman and CEO. "Our focus on improving the service we provide to customers and the great value we offer is paying off not only in retaining our local customers, but also in growth opportunities such as long-distance service."

        "Qwest took additional steps to improve its financial positioning in the first quarter," said Oren G. Shaffer, Qwest vice chairman and CFO. "We continued to strengthen the balance sheet through strategic financing transactions, and made significant progress in our financial restatement process. These actions, combined with improving operational trends, are helping position Qwest for long-term financial success."

Operating Results

        Revenue for the first quarter was $3.63 billion, a 9.4 percent decrease from the same period last year. First quarter revenues declined year-over-year due to competitive pressures in local voice and wireless services, as well as strategic de-emphasis of certain lines of business, including customer premise equipment (CPE) resale and out-of-region consumer and wholesale long-distance.

        For the first quarter, operating income increased to $179 million from a loss of $47 million a year ago.

        Cost of sales and SG&A expenses for the first quarter decreased $233 million, or 8.1 percent year-over-year. Operating expense declines were driven by cost reduction initiatives, reductions in depreciation and amortization, as well as reductions in demand for certain products. These expense reductions were partially offset by year-over-year increases to pension and other employee benefits.

        First quarter net income was $150 million or $0.09 per diluted share, including a $206 million gain, net of related income tax, for the cumulative effect of adopting SFAS 143, "Accounting for Asset Retirement Obligations." This compares to a net loss in the first quarter of 2002 of $23.9 billion or $14.32 per share. This loss included a $23.1 billion charge or $13.36 per share, net of tax, related to the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets."

Operational and Financial Highlights

        Some of the key operational and financial highlights achieved since the announcement of fourth quarter results include:

  •
  The company's Qwest Corporation (QC) subsidiary obtained a commitment for a $1 billion senior term loan due in 2007. This loan is being arranged by Merrill Lynch & Co., Credit Suisse First Boston and Deutsche Bank. The proceeds will be used to refinance QC bonds due in 2003. With completion of this refinancing transaction, as well as the close of the second phase of the QwestDex sale, Qwest expects its business plan to be fully funded, based upon its ability to generate operating cash flow and continued access to the capital markets.

  •
  By the end of the first quarter, Qwest had signed up 530,000 access lines within its local service area for long-distance service. These long-distance sales were within the nine states approved by the Federal Communications Commission (FCC) in late December 2002 — Colorado, Idaho, Iowa, Montana, Nebraska, North Dakota, Utah, Washington and Wyoming. These nine states represent approximately 55 percent of Qwest's total local access line base.

  •
  On April 15, 2003, Qwest received unanimous approval from the FCC to re-enter the long-distance business in three additional states: New Mexico, Oregon and South Dakota. These three states represent approximately 15 percent of Qwest's total local access line base. With this action, Qwest now has FCC approval to offer long-distance service everywhere in its local service territory except for Minnesota and Arizona. An FCC decision on Qwest's Minnesota application is due by June 26, 2003. Qwest plans to file a similar application for long-distance authority in its final state, Arizona, this summer.

  •
  Qwest continued to experience positive stabilizing trends in its core business. In the first quarter, Qwest lost approximately 130,000 retail consumer access lines, 27,000 fewer lines than in the fourth quarter. This represents the third consecutive quarter of sequential improvement. The company believes this improvement was due to ongoing retention and customer service initiatives, partially offsetting the effects of competition and technology substitution. Combined consumer and business access lines declined 4.1 percent year-over-year in the first quarter. Qwest continues to face competition in its retail access line business from UNE-P service providers and technology substitution.

  •
  As part of an ongoing, disciplined approach to capital investment, first quarter capital expenditures were approximately $450 million, or approximately 12 percent of revenue. Qwest is committed to upholding quality customer service through a disciplined capital investment strategy.

  •
  Qwest reported strong and measurable service improvements in the first quarter. Since the launch of the Spirit of Service™ campaign last year, Qwest has improved its customer service based upon direct customer feedback. In the American Customer Satisfaction Index (ACSI) published by the University of Michigan Business School, Qwest's score moved up 10.7 percent over last year's survey, the largest improvement of any telecom company and the second-highest improvement of all the companies surveyed. Qwest's own customer survey also reports significant improvements in service: the percentage of consumers reporting their customer care experience was excellent or very good increased five percentage points in the first quarter, and 13 percentage points since the third quarter of 2002.

  •
  Qwest continued to secure major contracts with large enterprise and government customers for voice and data services, entering into new service agreements with: the states of Minnesota and Utah, Grubb and Ellis, the Department of Energy, Crate and Barrel, and Recreational Equipment, Inc.

  •
  Qwest reached a settlement agreement with the Utah Public Utilities Division for approval of the QwestDex sale. This settlement agreement has been adopted by the Utah Public Services Commission. Regulatory reviews of the QwestDex transaction remain pending in two states. Qwest has reached a settlement agreement with the staff of the Arizona Corporation Commission. Hearings in Arizona began May 27. In addition, Qwest has reached an agreement with the Washington Attorney General and certain other groups in advance of Washington hearings that began on May 19. The second phase of the QwestDex sale is expected to close in 2003 subject to customary closing conditions with gross proceeds of $4.3 billion.

Debt Update

        During the first quarter, Qwest reduced the principal amount of short- and long-term borrowings by $333 million, from $22.7 billion at December 31, 2002 to $22.3 billion at March 31, 2003. This reduction was achieved through debt maturity payments of approximately $160 million, as well as approximately $173 million of principal debt reduction through private exchange transactions. An unamortized premium of $87 million was recorded related to these exchanges and is not recognized on the statement of operations as a gain. As a result, total debt was reduced by $258 million, net of normal debt extinguishments and amortization. The private exchange transactions included exchanges of $392 million principal amount of Qwest Capital Funding (QCF) bonds (guaranteed by Qwest Communications International Inc.) for $218 million of new Qwest Services Corporation (QSC) notes and approximately 18 million shares of common stock.

        Year-to-date (through 5/29/03), the company has reduced the principal amount of short- and long-term borrowings by approximately $500 million, through debt maturity payments of about $210 million, as well as approximately $290 million of principal debt reduction through private exchange transactions. An unamortized premium of $154 million was recorded related to these exchanges and is not recognized on the statement of operations as a gain. As a result, total estimated debt reduction is $360 million, net of estimated debt extinguishments and amortization. The private exchange transactions included exchanges of $697 million principal amount of QCF bonds for $406 million of new QSC notes and approximately 30 million shares of common stock.

Outlook

        Based upon the economic and competitive trends experienced in the first quarter, Qwest's outlook for 2003 financial results is as follows:

  •
  The rate of annual revenue decline is expected to be in the mid-single digit range.

  •
  Cost of sales and SG&A expenses, in total, are expected to decline from 2002 levels.

  •
  Free cash flow from continuing operations (cash provided by operating activities less capital expenditures) is expected to be approximately breakeven.

  •
  Free cash flow expectations are based upon capital expenditures of approximately $2.5 billion, net interest expense of $1.7 billion, and a modest contribution from net working capital (changes in current liabilities, excluding short-term borrowings, less changes in current assets).

  •
  Qwest will continue to monitor market conditions for opportunities to reduce total outstanding debt through strategic financing transactions.

        The above discussion of 2003 outlook references forward-looking statements. As such, Qwest cautions that these statements should be considered in light of uncertainty surrounding its business, ongoing litigation and governmental investigations, the industry and competitive environment, the general macroeconomic outlook, and other issues detailed in the forward looking statement note at the end of this release. The above outlook also references free cash flow and net working capital, non-GAAP financial measures. Management believes these measures are useful in evaluating financial performance and are commonly used by readers of financial information in assessing performance. Reconciliations of free cash flow and net working capital at year-end 2003 are not available as there is no current estimate of these measurement components.

Investigations Update

        As previously announced, the U.S. Securities and Exchange Commission (SEC) has been conducting a formal investigation relating to the company for over a year. The investigation includes, without limitation, inquiry into several specifically identified accounting practices and transactions and related disclosures that were the subject of the initial restatement adjustments announced by the company. In addition, the investigation has been expanded to include inquiry into further adjustments and restatements the company has made as well as additional transactions. The U.S. Attorney's office for the District of Colorado has been conducting an investigation relating to the company and Qwest believes this investigation covers matters that include the subjects of the SEC investigation. Qwest continues in its efforts to cooperate with the government in connection with the investigations.

Accounting Impact of Adoption of SFAS 143

        SFAS 143, "Accounting for Asset Retirement Obligations," provides new requirements for the recognition of costs of removal of long-lived assets. Under SFAS 143, companies are required to record a liability for the fair value of legal obligations to remove long-lived assets and capitalize that amount as part of the cost of the related assets. Prior to 2003, we recognized costs of removal, including estimated costs where no legal obligations exist, in the depreciation of long-lived assets. The favorable impact to net income resulting from the adoption of SFAS 143 is primarily attributable to the reversal of accumulated depreciation related to costs of removal that cannot be recognized under SFAS 143.

Update of Adjustments From Restatement and Audit Review

        The following tables reflect an update on the audit and re-audit process and the resulting restatement adjustments for 2000, 2001 and 2002 for the impact on revenue, operating income and net income. These summary comments on the additional adjustments are meant to facilitate use of the data. Qwest can give no assurance that the aggregate adjustments to the financial information contained herein are final or that all adjustments necessary to present its financial statements in accordance with generally accepted accounting principles (GAAP) have been identified.

        Further analysis identified adjustments that resulted in a net decrease in revenue of $27 million over the three-year period ended December 31, 2002. These adjustments increased revenue by $47 million in 2002, and decreased revenue by $69 million and $5 million in 2001 and 2000, respectively. None of the individual additional adjustments to revenue were significant.

        The operating income and net loss adjustments are primarily related to adjustments to the purchase accounting for the U S WEST/Qwest merger in June 2000, additional asset impairments, and movements in the deferred tax accounts, including the application of a valuation allowance against previously recorded deferred tax assets.

        The adjustments to the purchase accounting for the merger between U S WEST and Qwest, identified in the re-audit process, resulted in adjustments to the balances for goodwill and tangible assets as of June 30, 2000, and could result in adjustments to balances for other intangible assets. The adjustments reflected in the tables are based upon the differential identified to date between an ongoing, third-party appraisal as part of the re-audit, and an earlier third-party appraisal conducted at the time of the merger.

        Another purchase accounting adjustment identified in the re-audit process involved the correction of the Black-Scholes valuation of the options outstanding at the time of the merger. As a result, goodwill at the merger date was increased by $1.4 billion.

        Although these purchase accounting adjustments reflect balance sheet movements in prior periods, they are treated as additional adjustments because of their inclusion in the 2002 write-off of goodwill and long-lived assets made by Qwest in compliance with SFAS No. 142, "Goodwill and Other Intangible Assets," and SFAS No. 144, "Accounting for the Disposal of Long-Lived Assets."

        Aggregating these purchase accounting adjustments with additional adjustments identified in the audit process for other impairments pursuant to SFAS No. 144 not previously recorded in 2002 results in an impact of $1.3 billion to operating income and $1.5 billion to net income.

        Application of the revised valuation allowance resulted in an additional decrease in deferred tax assets in 2002 of $1.4 billion. The remaining deferred tax asset will be utilized in 2003 based on projected levels of income assuming completion of the QwestDex sale. For 2000 and 2001, the changes in operating income and net income are primarily the correction of revenue and expense items between years, asset write-downs, and merger expense and accrual adjustments.

        Also included in the additional adjustments to operating income (loss) and net loss are adjustments resulting from corrections of accounting principles and the correction of errors. The aggregate of such adjustments are not significant in any of the periods presented.

        The information set forth in the following tables is not presented on a comparative basis. The 2002 information has been adjusted for the impact of discontinued operations, whereas the 2001 and 2000 information has not been adjusted for discontinued operations. This information is presented to illustrate the impact of these adjustments on previously reported amounts of revenue, operating income and net income.

Adjustments to 2002, 2001 and 2000 Revenue

	Year ended December 31,
		Not Adjusted for Discontinued Operations
	Adjusted for Discontinued Operations 2002
(Dollars in Millions)
		2001	2000
Previously reported revenue	$15,487	$19,695	$16,610
Aggregate revenue adjustments previously disclosed	—	(1,325)	(889)
Additional revenue adjustments	47	(69)	(5)

Total impact of adjustments on revenue	47	(1,394)	(894)

Revenue, as restated	$15,534	$18,301	$15,716

Adjustments to 2002, 2001 and 2000 Operating (Loss) Income

	Year ended December 31,
		Not Adjusted for Discontinued Operations
	Adjusted for Discontinued Operations 2002
(Dollars in Millions)
		2001	2000
Previously reported operating (loss) income	$(18,176)	$820	$1,823
Aggregate operating (loss) income adjustments previously disclosed	—	(1,278)	(843)
Additional operating (loss) income adjustments	(1,467)	(406)	(86)

Total impact of adjustments on operating (loss) income	(1,467)	(1,684)	(929)

Operating (loss) income, as restated	$(19,643)	$(864)	$894

Adjustments to 2002, 2001 and 2000 Net Loss

	Year ended December 31,
		Not Adjusted for Discontinued Operations
	Adjusted For Discontinued Operations 2002
(Dollars in Millions)
		2001	2000
Previously reported net loss	$(35,913)	$(4,023)	$(81)
Aggregate net loss adjustments previously disclosed	—	(763)	(572)
Additional net loss adjustments	(2,872)	(186)	(14)

Total impact of adjustments on net loss	(2,872)	(949)	(586)

Net loss, as restated	$(38,785)	$(4,972)	$(667)

Conference Call Today

        As previously announced, Qwest will host a conference call for investors and the media today at 9:00 a.m. EST with Richard C. Notebaert, Qwest chairman and CEO and Oren G. Shaffer, Qwest vice chairman and CFO. The call can be heard on the Web at www.qwest.com/about/investor/meetings.

About Qwest

        Qwest Communications International Inc. (NYSE: Q) is a leading provider of voice, video and data services to more than 25 million customers. The company's 50,000 employees are committed to the "Spirit of Service" and providing world-class services that exceed customers' expectations for quality, value and reliability. For more information, please visit the Qwest Web site at www.qwest.com.

        Forward-looking statements made within this release contain risks and uncertainties, which could cause actual results to differ materially from those expressed or implied here and on the conference call. Those risks and uncertainties are on file with the SEC. Additionally, we do not adopt analysts' estimates nor do we necessarily commit to updating the forward-looking statements that we make here.

# # #

Forward Looking Statement Note

        This release may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by us with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: unanticipated delays in completing the process of our restatement of historical financial statements and related audits; the duration and extent of the current economic downturn in our 14-state local service area, including its effect on our customers and suppliers; the effects of our anticipated restatement of historical financial statements including delays in or restrictions on our ability to access the capital markets or other adverse effects to our business and financial position; our substantial indebtedness, and our inability to complete any efforts to de-lever our balance sheet through asset sales or other transactions; any adverse outcome of the SEC's current investigation into our accounting policies, practices and procedures and certain transactions; any adverse outcome of the current investigation by the U.S. Attorney's office in Denver into certain matters relating to us; adverse results of increased review and scrutiny by Congress, regulatory authorities, media and others (including any internal analyses) of financial reporting issues and practices or otherwise; the failure of our chief executive and chief financial officers to provide certain certifications relating to certain public filings; delays in making required public filings with the SEC; rapid and significant changes in technology and markets; any adverse developments in commercial disputes or legal proceedings, including any adverse outcome of current or future legal proceedings related to matters that are the subject of governmental investigations, and, to the extent not covered by insurance, if any, our inability to satisfy any resulting obligations from funds available to us, if any; our future ability to provide interLATA services within our 14-state local service area; potential fluctuations in quarterly results; volatility of our stock price; intense competition in the markets in which we compete, including the likelihood of certain of our competitors emerging from bankruptcy court protection or otherwise reorganizing their capital structure and competing effectively against us; changes in demand for our products and services; dependence on new product development and acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; adverse changes in the regulatory or legislative environment affecting our business; and changes in the outcome of future events from the assumed outcome included in our significant accounting policies.

        The information contained in this release is a statement of Qwest's present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Qwest's assumptions. Qwest may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Qwest's assumptions or otherwise. The cautionary statements contained or referred to in this release should be considered in connection with any subsequent written or oral forward-looking statements that Qwest or persons acting on its behalf may issue. This release may include analysts' estimates and other information prepared by third parties for which Qwest assumes no responsibility.

        Qwest undertakes no obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

        By including any information in this release, Qwest does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

        The Qwest logo is a registered trademark of, and CyberCenter is a service mark of, Qwest Communications International Inc. in the U.S. and certain other countries.

Contacts:	Media Contact:	Investor Contact:
	Chris Hardman	Stephanie Comfort
	303-992-2085	800-567-7296
	chris.hardman@qwest.com	IR@qwest.com

ATTACHMENT A

QWEST COMMUNICATIONS INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (1)
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
(UNAUDITED)

	Three months ended March 31,
			% Change
	2003	2002
		(AS RESTATED)
OPERATING REVENUES:
Wireline	$3,466	$3,797	(8.7)
Wireless	152	188	(19.1)
Other	11	22	(50.0)

Total operating revenues	3,629	4,007	(9.4)
OPERATING EXPENSES:
Cost of sales	1,442	1,458	(1.1)
Selling, general and administrative	1,198	1,415	(15.3)
Depreciation	780	1,037	(24.8)
Goodwill and other intangible amortization	9	88	(89.8)
Asset impairments	—	94	(100.0)
Restructuring, merger-related and other charges	21	(38)	n/a

Operating income (loss)	179	(47)	n/a
OTHER EXPENSE (INCOME):
Interest expense — net	426	424	0.5
Other (income) expense — net	(47)	599	n/a

Total other expense — net	379	1,023	(63.0)

(Loss) before income taxes, discontinued operations and cumulative effect of change in accounting principle	(200)	(1,070)	81.3
Income tax (benefit)	(78)	(164)	52.4

(Loss) from continuing operations	(122)	(906)	86.5

DISCONTINUED OPERATIONS:
Income from discontinued operations	108	215	(49.8)
Income tax provision	42	83	(49.4)

(Loss) before cumulative effect of change in accounting principle	(56)	(774)	92.8

Cumulative effect of change in accounting principle, net of tax of $131 and $0, respectively	206	(23,105)	n/a

NET INCOME (LOSS)	$150	$(23,879)	n/a

Basic earnings (loss) per share	$0.09	$(14.32)	n/a

Basic average shares outstanding	1,707	1,667	2.4

Diluted earnings (loss) per share	$0.09	$(14.32)	n/a

Diluted average shares outstanding	1,710	1,667	2.6

(1)
Results are unaudited but include for all periods the estimated impact of various restatements previously disclosed by the company. We believe these results have been prepared in accordance with accounting principles generally accepted in the United States (GAAP), however, the company can give no assurance that all adjustments to these reported results are final and that all adjustments necessary to present its financial statements in accordance with GAAP have been identified.

ATTACHMENT B

QWEST COMMUNICATIONS INTERNATIONAL INC.
SELECTED CONSOLIDATED DATA (1)
(UNAUDITED)

	As of or for the three months ended March 31,
			% Change
	2003	2002
		(AS RESTATED)
Total employees (2)	49,878	58,050	(14.1)
DSL:
Out-of-region subscribers (in thousands)	25	20	25.0
In-region subscribers (in thousands)	526	464	13.4
Qualified households/businesses (in millions)	4.3	3.8	13.2
DSL equipped central offices	458	352	30.1
Wireless/PCS:
Revenues (in millions)	$152	$188	(19.1)
Subscribers (in thousands)	988	1,114	(11.3)
ARPU (in dollars)	$43	$48	(10.4)
Penetration	4.43%	5.15%	(14.0)
Access lines (in thousands): (3)
Business access lines
Retail lines (4)	4,999	5,197	(3.8)
Resale lines	61	113	(46.0)
UNE-P	533	491	8.6
Unbundled loop	509	356	43.0

Total business access lines	6,102	6,157	(0.9)

Consumer access lines
Primary lines	9,150	9,573	(4.4)
Additional lines	1,518	1,742	(12.9)
Public lines (5)	115	132	(12.9)

Total consumer access lines	10,783	11,447	(5.8)

Total access lines	16,885	17,604	(4.1)

Minutes of use from Carriers and CLECs (in millions)	14,792	16,661	(11.2)
Voice-grade equivalent access lines (in thousands): (3)
Business voice-grade equivalent access lines	52,589	46,453	13.2
Consumer voice-grade equivalent access lines	12,365	12,807	(3.5)

Total voice-grade equivalents	64,954	59,260	9.6

	As of March 31, 2003	As of December 31, 2002
Total cash and cash equivalents (in billions)	$2.4	$2.3	4.3

Borrowings (in millions):
Short-term borrowings	1,885	2,038	(7.5)
Long-term borrowings:
Principal amount of borrowings	20,448	20,628	(0.9)
Unamortized premium (discount)	49	(26)	n/a

Total long-term borrowings	$20,497	$20,602	(0.5)

(1)
These results are unaudited but include for all periods the estimated impact of various restatements previously disclosed by the company. We believe these results have been prepared in accordance with accounting principles generally accepted in the United States (GAAP), however, the company can give no assurance that all adjustments to these reported results are final and that all adjustments necessary to present its financial statements in accordance with GAAP have been identified.

(2)
Total employees includes QwestDex employees of 1,463 and 2,536 at March 31, 2003 and 2002, respectively.

(3)
Access line and voice-grade equivalent data has been adjusted for prior periods to conform to the current period presentation. A voice-grade equivalent is the amount of capacity required to carry one telephone call. A voice-grade equivalent line is the outcome of measuring all residential and business access lines, and private line channel terminations as if they were converted to single access lines that have the ability to transmit and receive only one voice transmission at a time.

(4)
Business retail access line counts include lines sold to interexchange carriers at retail rates.

(5)
Consumer public access lines represent lines serving public payphones.

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  EXHIBIT 99.1